NEWS   FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  March 5, 2007

CONTACT:  Steven R. Williams - (304) 842-3597   http://www.petd.com

Petroleum Development Corporation to Participate in
NASDAQ's 1st Oil and Gas Investor Conference in London

BRIDGEPORT, WV - March 5, 2007 - Petroleum Development Corporation (NASDAQ GSM: PETD) today announced that it will participate in NASDAQ's first Oil and Gas Investor Conference being held in London on
March 6, 2007.  Petroleum Development Corporation will join the senior management teams of nine other U.S.-based oil and gas companies to present to European institutional investors, representing 80 percent of the European buyside community.  The conference is being hosted in association with Pritchard Capital Partners, a New Orleans-based energy investment-banking firm.

"We are very pleased to provide innovative/growing global oil and gas companies like Petroleum Development Corporation with opportunities to interact with European institutional investors," said Bruce Aust, Executive Vice President of The NASDAQ Stock Market.  "NASDAQ has seen an increasing number of oil and gas listings in the last few years.  This is an important and dynamic sector and we are committed to ensuring that these companies continue to receive the investor visibility and exposure that will aid in their business growth."

Petroleum Development Corporation

Steven R. Williams, Chairman & Chief Executive Officer

NASDAQ Oil and Gas Conference

Tuesday, March 6, 2007

11:00 AM UK (6:00 AM ET)

A webcast of this event will be available by logging onto www.petd.com at the time of the event.  The presentation will also be archived for 30 days on the Company's website.

For further information, please contact Celesta Miracle of PDC at cmiracle@petd.com or (800) 624-3821.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas and oil. The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. The Company is included in the S&P SmallCap 600 Index and the Russell 3000 Index.

About NASDAQ

NASDAQ is the largest U.S. electronic stock market. With approximately 3,200 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. NASDAQ is the primary market for trading NASDAQ-listed stocks. For more information about NASDAQ, visit www.nasdaq.com or the NASDAQ Newsroom at http://www.nasdaq.com/newsroom/.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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120 Genesis Boulevard • PO Box 26

Bridgeport, West Virginia • Phone:  (304) 842-3597